Exhibit 99.1

NET Announces Departure of Chief Financial Officer

FREMONT, CA, November 10, 2009 -- Network Equipment Technologies, Inc. (“NET”, NASDAQ: NWK) announced today that John F. McGrath, Jr., vice president and chief financial officer, is leaving the company to pursue other opportunities.

“John McGrath has led us through major changes in accounting and compliance rules over the past eight years, including implementation of controls and procedures required under the Sarbanes-Oxley Act,” said C. Nicholas Keating, Jr., President and CEO. “His finance strategy for NET has allowed us to maintain a balance sheet that serves as a firm foundation for our business.”

“Now that NET has implemented a new ERP system, reduced its expense structure and completed the integration with Quintum Technologies, , it is an appropriate time for me to leave the company,” said McGrath. “I believe that NET is now well-positioned for success in the market for IP-based networking products, including solutions for unified communications.”

David Wagenseller, vice president and controller, will be the company’s acting CFO, and Deborah Nelson, vice president of finance, will continue in her role.

About Network Equipment Technologies, Inc.

NET provides network and VoIP solutions to enterprises and government agencies that seek to reduce the cost to deploy next generation unified and secure communications applications. For a quarter of a century, NET has delivered solutions for multi-service networks requiring high degrees of versatility, security and performance. Today, the company's broad family of products enables interoperability and integration with existing networks for migration to secure IP-based communications. Broadening NET's voice solutions, Quintum Technologies, now a part of NET, is a VoIP innovator whose applications bring the reliability and clarity of public telephone networks to Internet telephony and unified communications. NET is headquartered in Fremont, CA and has 14 offices worldwide, including in the US, the UK, France, the Middle East, China, Japan, Australia, and Latin America. The company sells its solutions through a direct sales force and an international network of resellers and distributors. For more information, visit www.net.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that such statements, including the remarks that the Company’s balance sheet is a firm foundation for the Company’s business and that the Company is well-positioned for success in the market for IP-based networking products, are based on current expectations, forecasts and assumptions that involve risks and uncertainty that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that could affect such results include our ability to develop and commercialize new products and product enhancements, including relations with and performance by third-party technology providers, achieving broad market acceptance for our products, and federal government budget matters and procurement decisions, as well as the factors identified in Network Equipment Technologies' most recent Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission. Network Equipment Technologies disclaims any intention or obligation to update or revise any forward looking statements, whether as a result of new information, future events or otherwise.